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                               ITEM 24. (B) 4 (g)

                  JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
                      601 CONGRESS STREET, BOSTON, MA 02210

ENDORSEMENT

As a result of the merger of John Hancock Life Insurance Company into John Hancock Life Insurance Company (U.S.A.), this Endorsement attaches to and forms part of Your Contract, Policy or Certificate, and amends it as follows:

     - All references to the name John Hancock Life Insurance Company are changed to John Hancock Life Insurance Company (U.S.A.).

     - Any references to Boston, Massachusetts as the statutory home office are changed to Bloomfield Hills, Michigan. The headquarters, however, remains in Boston, Massachusetts, and other administrative or service offices are also not changed.

     - All the terms, provisions and conditions of Your Contract, Policy or Certificate remain unchanged except as described in this endorsement.

     - The address to send premium payments, obtain claims forms, and file claims remains unchanged.

Signed for the Company on [December 31, 2009]:

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)


By: /s/ James R. Boyle                  /s/ Emanuel Alves

    PRESIDENT                           SECRETARY

EndJHL2009